www.jinkosolar.com
Exhibit 10.47	SALES AGREEMENT

DATE: 24 Sept, 2009

Between

Zhejiang Jinko Solar Co., Ltd

Address: Yuanxi Road, Techinical Functional Zone, Yuan Hua Town, Zhejiang, 314416, China

Tel: +86-573-87985678

Fax: +86-573-87985677

(Subsequently called “the Seller”)

And

SOLART Systems / Solsmart BV

Address: De Noord 37, 6001 DA Weert, Nederland

Tel: 05257 / 937807

Fax: 05257 / 937808

(Subsequently called “the Buyer”)

1.	This agreement is made by and between the BUYER AND the SELLER, whereby the Buyer agrees to buy and the Seller agrees to sell the mentioned commodity according to the terms and conditions stipulated as in the contract as mentioned above.

Seller has IEC certificates for mono cell modules as made and accepted by TUV Rheinland Group, am grauen Stein, D-51105 Koln, for the products as mentioned in the above mentioned contract. Within a short period (latest December) also for Polycell modules.

Seller will sign and stamp the documents as needed for Buyer to obtain a co-licence and co-certificate for IEC 61730 and IEC 61215 for the company SOLSMART BV, De Noord 37, 6001 DA Weart, The Netherlands, company VAT number NL820967841BO1 before 30 September 2009 regarding the monocell modules 72 pcs mono 125*125, and within 2 weeks after the seller receives the certificates for POLY and MONO cell Modules with bigger sizes.

The contract No. 2009-JKWH-0916-027 will not be valid if this agreement will not be carried out.

Buyer accepts to buy 10 Megawatts of solar modules during the next year at valid market prices, if the volume of 10 Megawatt will not be bought by the buyer, the buyer will not renew the co-licence contract and also the seller had the authorization to step the co-licence contract.

The signed and stamped documents for applying the certificates will be emailed by seller to Michael.adrian@de.tuv.com and the originals will be sent per urgent post to XENO Engineering, Leuerbroek 1050, 3640 Kinrool, Belgium.

All fees per certificate regarding processing, initial fee and annual fee will be paid by Solsmart BV.

This agreement is written in English and Chinese, each of which shall be deemed equally authentic. This agreement is in 2 copies and will become effective being signed/sealed by the parties concerned.

The agreement is only valid if TUV Rhein and accepts to release several co-licence agreements to the seller.

Signed for and on behalf of

Seller: /s/ Longgen Zhang	Buyer: /s/ Mathieu Christis

Date: December 10, 2009	Date: December 10, 2009

Global Sales & Marketing Center Address: UNIT E, 12/F, East Hope Plaza, No. 1777 Century Avenue, Pudong New Area, Shanghai Postcode: 200122 Tel: (86)-21-31268766 Fax: (86)-21-68761115	Headquarter and Manufacture Base Address: No 1 Jinko Avenue, Shangrao Economic Development Zone, Jiangxi Postcode: 334100 Tel: (86)-793-8588188 Fax: (86)-793-8469671	Zhejiang Jinko Solar Address: Yuanxi Rd, Yuanhua Industrial Function Zone, Haining, Zhejiang Postcode: 314416 Tel: (86)-573-87985678 Fax: (86)-573-87871070